EXHIBIT 99.1

ServisFirst Bancshares, Inc. Announces Transfer Listing of Common Stock to the New York Stock Exchange

BIRMINGHAM, Ala., June 08, 2021 (GLOBE NEWSWIRE) -- ServisFirst Bancshares, Inc. (NASDAQ: SFBS) today announced that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from The NASDAQ Global Select Market. ServisFirst Bancshares’s common stock will begin trading on the NYSE on June 21, 2021 under its current ticker symbol of ‘SFBS’. ServisFirst Bancshares will continue to trade its common stock on NASDAQ until the close of the market on June 18, 2021.

“ServisFirst Bancshares is pleased to join the NYSE, the global leader in listings with many of the world’s most well-established companies, to continue to provide long term value for our customers and shareholders,” stated Tom Broughton, ServisFirst Bancshares Chairman, President and CEO.

“We are excited to welcome ServisFirst Bancshares, one of the country’s leading regional banks, as it transfers its listing to the NYSE,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group.

ABOUT SERVISFIRST BANK
ServisFirst Bank is a full-service commercial bank focused on commercial banking, correspondent banking, cash management, private banking and the professional consumer market, emphasizing competitive products, state of the art technology and a focus on quality service. The Bank offers sophisticated cash management products, Internet banking, home mortgage lending, remote deposit express banking, and highly competitive rates.

ServisFirst Bank was formed in May 2005, and has offices in Atlanta, Birmingham, Charleston, Dothan, Huntsville, Mobile, Montgomery, Nashville, Northwest Florida, and West Central Florida. In April 2015, and annually thereafter, ServisFirst Bank has earned investment-grade ratings and a stable outlook from Kroll Bond Rating Agency (KBRA), which measures companies’ financial fundamentals. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained at www.servisfirstbancshares.com.

FOR INFORMATION CONTACT
Krista Conlin, Krista@KCProjects.net